Exhibit (a)(1)(A)

Offer to Purchase
Originally dated April 29, 2010, as amended May 10, 2010

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Offer to Purchase for Cash
Up to 370,000 Shares of
5¼% Series B Cumulative Convertible Perpetual Preferred Stock
(CUSIP Nos. 460690 407 and 460690 803)
(Aggregate Liquidation Preference of $370,000,000)

This Tender Offer (as defined below) will expire at midnight, New York City time, on May 26, 2010, unless extended or earlier terminated by us (such date and time, as the same may be extended, the “Expiration Time”).

The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), hereby offers (the “Tender Offer”) to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), up to 370,000 shares of our outstanding 5¼% Series B Cumulative Convertible Perpetual Preferred Stock (liquidation preference of $1,000 per share) (the “Preferred Shares”) at the Purchase Price (as defined below).  Assuming we accept for purchase the full 370,000 Preferred Shares for which we are tendering and that we pay the maximum Purchase Price (as defined below), we will expend a maximum of $400,000,000 (inclusive of Accrued Dividends (as defined below), (the “Maximum Payment Amount”)) in the Tender Offer. As of April 28, 2010, 525,000 Preferred Shares were outstanding.

We will fix the purchase price per Preferred Share (the “Purchase Price”) promptly after the close of trading on the New York Stock Exchange (the “NYSE”) on May 24, 2010, which is the second scheduled trading day prior to the date of the Expiration Time (such date, as it may be extended, the “Pricing Date”), and we will announce such Purchase Price by press release through Business Wire or Dow Jones News Service no later than 9:00 a.m., New York City time, on the business day following the Pricing Date. The Purchase Price will be calculated as the sum of 54.893 multiplied by the Weighted Average Price (as defined herein), plus $438.95, subject to a minimum Purchase Price of $768.31 and a maximum Purchase Price of $1,070.22. In addition to the Purchase Price, Holders that validly tender their Preferred Shares at or prior to the Expiration Time will also be paid accrued and unpaid dividends to, but not including, the Payment Date (as defined below) (such accrued and unpaid dividends, the “Accrued Dividends”) on such Preferred Shares that are accepted for purchase by us. No tenders of Preferred Shares will be valid if submitted after the Expiration Time.

Throughout the Tender Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/Interpublic and from the Information Agent and Depositary or the Dealer Managers (each, as defined herein) at their respective telephone numbers set forth on the back cover of this Offer to Purchase. The Purchase Price will be available at http://www.gbsc-usa.com/Interpublic no later than 9:00 a.m., New York City time, on the business day following the Pricing Date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this Offer or passed upon the adequacy or accuracy of any of the Offer Documents.  Any representation to the contrary is a criminal offense.

Our obligation to accept for purchase, and to pay for, Preferred Shares validly tendered pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the Offer Conditions (as defined herein). See “Conditions to the Tender Offer.” The Tender Offer is not conditioned on any minimum number of Preferred Shares being tendered.

Preferred Shares previously tendered may be withdrawn at or prior to the Expiration Time. Except under certain limited conditions described herein, Preferred Shares previously tendered may not be withdrawn after the Expiration Time. Only Preferred Shares that are validly tendered will be purchased.  However, acceptance of tendered Preferred Shares for purchase may be subject to proration in the event that the Tender Offer is oversubscribed as described in this Offer to Purchase.  In the event of termination or withdrawal of the Tender Offer without any Preferred Shares being purchased or if any tendered Preferred Shares are not accepted for purchase due to proration, such Preferred Shares tendered by Holders pursuant to the Tender Offer that are not purchased will be promptly returned to such tendering Holders.

Any questions or requests for assistance concerning the Tender Offer may be directed to Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. (together, the “Dealer Managers”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Global Bondholder Services Corporation, the information agent and depositary for the Tender Offer (the “Information Agent and Depositary”) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their custodians for assistance concerning the Tender Offer.

The Payment Date with respect to the Tender Offer is expected to be promptly following the Expiration Time, assuming all conditions to the Tender Offer have been satisfied or waived. Payment for any Preferred Shares accepted for purchase will be made in immediately available (same-day) funds. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders of Preferred Shares validly tendered and accepted for purchase in the Tender Offer.
________________________________________

The Dealer Managers for the Tender Offer are:

Morgan Stanley	Citi

April 29, 2010

NONE OF THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT AND DEPOSITARY (EACH AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR PREFERRED SHARES PURSUANT TO THE TENDER OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS PREFERRED SHARES AND, IF TENDERING, THE NUMBER OF PREFERRED SHARES TO TENDER. HOLDERS ARE URGED TO REVIEW CAREFULLY ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THE OFFER DOCUMENTS.

THE TENDER OFFER IS NOT BEING MADE TO (NOR WILL PREFERRED SHARES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF PREFERRED SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE TENDER OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WILL BE DEEMED TO BE MADE ON OUR BEHALF BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE OR ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN NOR THE PURCHASE OF PREFERRED SHARES BY US WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH DOCUMENT.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THE OFFER DOCUMENTS OTHER THAN THOSE CONTAINED THEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT AND DEPOSITARY. THE DELIVERY OF THE OFFER DOCUMENTS WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE THEREOF, OR THAT THE INFORMATION THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF.

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TABLE OF CONTENTS

Page

IMPORTANT	iii

AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE	vi

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS	vii

SUMMARY	1

TERMS OF THE TENDER OFFER	6

PURPOSE OF THE TENDER OFFER	8

SOURCE AND AMOUNT OF FUNDS	9

THE COMPANY	9

CERTAIN SIGNIFICANT CONSIDERATIONS	10

ACCEPTANCE FOR PURCHASE AND PAYMENT FOR PREFERRED SHARES	10

PROCEDURES FOR TENDERING PREFERRED SHARES	11

WITHDRAWAL OF TENDERS	13

CONDITIONS TO THE TENDER OFFER	14

MARKET AND TRADING INFORMATION	15

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	17

THE DEALER MANAGERS, THE INFORMATION AGENT AND THE DEPOSITARY	21

FEES AND EXPENSES	21

MISCELLANEOUS	22

IMPORTANT

Any beneficial owner of Preferred Shares desiring to tender Preferred Shares should request such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner, and to transmit an Agent’s Message in connection with tenders made through ATOP (as defined below). See “Procedures for Tendering Preferred Shares.”

There are no guaranteed delivery procedures provided by us in order to validly tender Preferred Shares in the Tender Offer. See “Procedures for Tendering Preferred Shares.”

Consummation of the Tender Offer may have adverse consequences for holders of Preferred Shares (each a “Holder” and, collectively, the “Holders”) that do not validly tender their Preferred Shares pursuant to the Tender Offer. The trading markets for any Preferred Shares not validly tendered pursuant to the Tender Offer are likely to be significantly more limited in the future if the Tender Offer is consummated.  See “Certain Significant Considerations.”

The Depository Trust Company (“DTC”) participants that hold Preferred Shares on behalf of beneficial owners of Preferred Shares through DTC must tender their Preferred Shares through the DTC Automated Tender Offer Program (“ATOP”). To effect such a tender, DTC participants should transmit their acceptance through ATOP and follow the procedure for book-entry transfer set forth in “Procedures for Tendering Preferred Shares—Book-Entry Delivery Procedures.” A beneficial owner of Preferred Shares that are held through a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Preferred Shares on the beneficial owner’s behalf should such beneficial owner wish to participate in the Tender Offer. See “Procedures for Tendering Preferred Shares—Tender of Preferred Shares Held Through a Custodian.”

Tenders of Preferred Shares may be withdrawn at any time at or prior to the Expiration Time but not thereafter unless required by law. For a withdrawal of tendered Preferred Shares to be valid, such withdrawal must comply with the procedures set forth in “Withdrawal of Tenders.”

Subject to applicable law and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right, at or prior to the Expiration Time, (i) assuming the conditions to the Tender Offer are not satisfied or waived, to terminate the Tender Offer and not accept for purchase any Preferred Shares not theretofore accepted for purchase, (ii) to waive any and all of the conditions to the Tender Offer, (iii) to extend the Expiration Time or (iv) to amend the terms of the Tender Offer. The foregoing rights are in addition to our right to delay acceptance for purchase of Preferred Shares tendered pursuant to the Tender Offer or the payment for Preferred Shares accepted for purchase in order to comply in whole or in part with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, we will publicly announce such changes or information or disseminate additional offering materials and extend the Tender Offer to the extent required by law. If the Tender Offer is amended at or prior to the Expiration Time in a manner determined by us to constitute a material adverse change to the Holders, we will promptly disclose such amendment and, if necessary, extend the Tender Offer for a period deemed by us to be adequate and in compliance with applicable law to permit Holders to withdraw their Preferred Shares. If the consideration to be paid in the Tender Offer is increased or decreased, the Maximum Payment Amount or the number of Preferred Shares subject to the Tender Offer is increased or decreased or the pricing formula, minimum Purchase Price or maximum Purchase Price is changed, if required by applicable law, the Tender Offer will remain open at least ten business days from the date we first give notice to Holders of such Preferred Shares, by public announcement or otherwise, of such change, increase or decrease. In addition, we may, if we deem appropriate, extend the Tender Offer for any other reason.

Any termination, extension or amendment will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Tender Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through Business Wire or Dow Jones News Service.

Only Preferred Shares that are validly tendered will be purchased.  In this Offer to Purchase, we have used the convention of referring to all Preferred Shares that have been validly tendered and not validly withdrawn as having been “validly tendered.”

In the event that the Tender Offer is terminated or withdrawn on or prior to the Acceptance Date, or if any tendered Preferred Shares are not accepted for purchase due to proration, the Purchase Price with respect to these Preferred Shares will not be paid or become payable to Holders of the Preferred Shares that have validly tendered their Preferred Shares in connection with the Tender Offer. In any such event, the Preferred Shares previously tendered by Holders of the Preferred Shares pursuant to the Tender Offer will be promptly returned to such tendering Holders.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers or the Information Agent and Depositary in connection with the Tender Offer. See “Fees and Expenses.” If a Holder holds Preferred Shares through a broker or bank, such Holder should consult that institution as to whether it charges any service fee to tender the Preferred Shares.

Questions and requests for assistance may be directed to the Information Agent and Depositary or to the Dealer Managers, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent and Depositary. Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold Preferred Shares with questions and requests for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offer.

Certain of the statements in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase constitute forward-looking statements which involve certain risks. For information on these and other risks, please see “Forward-Looking Statements” below and the disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010.

Holders of Preferred Shares should take note of the following important dates with respect to the Tender Offer:

Date/Time	Calendar Date and Time	Event
Pricing Date	Promptly after the close of trading on May 24, 2010, which is the second scheduled trading day prior to the date of the Expiration Time.
The date we will determine the Purchase Price for the Preferred Shares. We will announce the Purchase Price by press release through Business Wire or Dow Jones News Service no later than 9:00a.m., New York City time, on the business day following the Pricing Date.  The Purchase Price will also be available at http://www.gbsc-usa.com/Interpublic at such time.

Expiration Time	Midnight, New York City time, on May 26, 2010, unless extended or unless the Tender Offer is terminated earlier by us.
The last day and time for Holders to tender Preferred Shares pursuant to the Tender Offer in order to be eligible to receive the Purchase Price on the Payment Date.

The last day and time for Holders to validly withdraw tendered Preferred Shares.

Acceptance Date
For Preferred Shares that have been validly tendered at or prior to the Expiration Time, we expect to accept such Preferred Shares for purchase promptly following the Expiration Time assuming all of the conditions to the Tender Offer have been satisfied or waived. This date is expected to be May 27, 2010 if the Expiration Time is not extended.
Acceptance for purchase by us of all Preferred Shares validly tendered at or prior to the Expiration Time.
Preliminary Result of Proration
The preliminary result of proration, if any, will be announced by press release through Business Wire or Dow Jones News Service promptly after the Expiration Time.  This date is expected to be May 27, 2010 if the Expiration Time is not extended.
If proration is necessary in the event that the Tender is oversubscribed, the announcement of preliminary result of such proration.
Payment Date
For Preferred Shares that have been validly tendered at or prior to the Expiration Time and that are accepted for purchase, settlement will occur on the Payment Date, which is expected to be promptly following the Expiration Time assuming all of the conditions to the Tender Offer have been satisfied or waived. This date is expected to be May 27, 2010 if the Expiration Time is not extended and if proration is not necessary.
Payment of the Purchase Price and Accrued Dividends for all Preferred Shares validly tendered at or prior to the Expiration Time and that are accepted for purchase.
Final Result of Proration
The final results of proration, if any, is expected to be announced, and payment for all Preferred Shares accepted for purchase is expected to be made within two business days after the Expiration Time.  This date is expected to be May 28, 2010 if the Expiration Time is not extended

If proration is necessary in the event that the Tender is oversubscribed, the announcement of final result of such proration and payment of the Purchase Price and Accrued Dividends for all Preferred Shares validly tendered at or prior to the Expiration Time and that are accepted for purchase.

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AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Offer to Purchase the information that we file with the SEC, which means that we can disclose important information to Holders by referring to those documents.  The information incorporated by reference is considered to be an important part of this Offer to Purchase as a legal matter.  Information that we file later with the SEC will automatically update information in this Offer to Purchase.  In all cases, Holders should rely on the later information over different information included in this Offer to Purchase.  We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on April 29, 2010;

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2010, January 26, 2010 and March 11, 2010; and

•	our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2010.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase will also be incorporated by reference in this Offer to Purchase from the date of filing of such documents.  Upon request, we will provide to each person to whom this Offer to Purchase is delivered a copy of any or all of the information that has been incorporated by reference in this Offer to Purchase but not delivered with this Offer to Purchase.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Holders may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549.  Holders can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

For further information, please refer to our Issuer Tender Offer Statement on Schedule TO, filed with the SEC pursuant to Rule 13e-4 under the Exchange Act on April 29, 2010, and any amendment thereto (the “Schedule TO”).

This information is also available on the investor relations page of our web site at http://www.interpublic.com.  Information included or available through our website does not constitute a part of this Offer to Purchase.  Holders may also request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

The Interpublic Group of Companies, Inc.
1114 Avenue of the Americas
New York, New York 10036
Attention: Investor Relations
(212) 704-1200

We are responsible for the information contained and incorporated by reference in this Offer to Purchase.  We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Holders should not assume that the information in this Offer to Purchase or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS

This Offer to Purchase contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this Offer to Purchase that are not historical facts, including statements about our beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

▪	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition, and on our business or financial condition;

▪	our ability to attract new clients and retain existing clients;

▪	our ability to retain and attract key employees;

▪	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

▪	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

▪
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

▪	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

When considering these forward-looking statements, Holders should keep in mind the cautionary statements in this Offer to Purchase, including those under “Certain Significant Considerations,” and the documents incorporated by reference herein and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference herein.

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase.  Holders of Preferred Shares are urged to read the Offer Documents in their entirety because they contain the full details of the Tender Offer.  Capitalized terms used but not defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

Company	The Interpublic Group of Companies, Inc., a Delaware corporation.

Preferred Shares
Shares of 5¼% Series B Cumulative Convertible Perpetual Preferred Stock (liquidation preference of $1,000 per share) (CUSIP Nos. 460690 407 and 460690 803).  As of April 28, 2010, 525,000 Preferred Shares were outstanding.

The Tender Offer
Upon the terms and subject to the conditions described in this Offer to Purchase, we are offering to purchase for cash up to 370,000 shares of our outstanding Preferred Shares at the Purchase Price, subject to proration.  Assuming we accept for purchase the full 370,000 Preferred Shares for which we are tendering and that we pay the maximum Purchase Price, we will expend a maximum of $400,000,000 (inclusive of Accrued Dividends) in the Tender Offer.  See “Terms of the Tender Offer.”

Proration
Acceptance of tendered Preferred Shares for purchase may be subject to proration in the event that the Tender Offer is oversubscribed.  In the event that the number of Preferred Shares validly tendered by the Expiration Time is greater than 370,000, we will, upon the terms and subject to the conditions of the Tender Offer, purchase Preferred Shares on a pro rata basis.
If proration of tendered Preferred Shares is necessary, we will determine the proration factor promptly following the Expiration Time, with appropriate adjustments to avoid purchase of fractional shares. Proration for each Holder tendering Preferred Shares will be based on the ratio of the number of Preferred Shares tendered by the Holder to the total number of Preferred Shares tendered by all Holders. We expect to announce the final result of the proration, if any, and to make payment for all Preferred Shares accepted for purchase within two business days after the Expiration Time. The preliminary results of any proration will be announced by press release through Business Wire or Dow Jones News Service promptly after the Expiration Time.

Purchase Price
The Purchase Price for each Preferred Share validly tendered will be calculated promptly after the close of trading on the NYSE on May 24, 2010, the second scheduled trading day prior to the date of the Expiration Time (such date, as it may be extended, the “Pricing Date”).  If trading is suspended on a scheduled trading day between the Pricing Date and the date of the Expiration Time, we will extend the Expiration Time accordingly.  If the Purchase Price has been calculated on the scheduled Pricing Date and the date of the Expiration Time is extended by more than three business days, the Purchase Price shall be recalculated based on a new Pricing Date that is two trading days prior to the extended Expiration Date.  The Purchase Price will be calculated as the sum of 54.893 multiplied by the Weighted Average Price, plus $438.95, subject to a minimum Purchase Price of $768.31 and a maximum Purchase Price of $1,070.22 per Preferred Share.

For purposes of the Purchase Price calculation, “Weighted Average Price” means the arithmetic average of the daily volume-weighted average prices of our Common Stock, beginning on May 18, 2010 and ending on the Pricing Date.  The daily volume-weighted average price shall equal the per share dollar volume-weighted average price for our Common Stock during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE) as reported by Bloomberg Financial Services through its “Volume at Price” (IPG <Equity> VAP <Go>) functions (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).  The Weighted Average Price and the variable cash component of the Purchase Price will be rounded to the nearest whole cent.  See “Terms of the Tender Offer.”

Holders that validly tender their Preferred Shares at or prior to the Expiration Time will be eligible to receive payment of the Purchase Price, plus Accrued Dividends, for each Preferred Share validly tendered, payable in cash.

Calculation of Purchase Price
We will calculate the Purchase Price promptly after the close of trading on the NYSE on the Pricing Date and will announce such Purchase Price by press release through Business Wire or Dow Jones News Service no later than 9:00 a.m., New York City time, on the business day following the Pricing Date. The Purchase Price will also be available at http://www.gbsc-usa.com/Interpublic no later than 9:00 a.m., New York City time, on the business day following the Pricing Date. Throughout the Tender Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/Interpublic and from the Information Agent and Depositary or the Dealer Managers at their respective telephone numbers set forth on the back cover of this Offer to Purchase.    See “Terms of the Tender Offer.”

Accrued Dividends
In addition to the Purchase Price, Holders that validly tender their Preferred Shares at or prior to the Expiration Time will also be paid accrued and unpaid dividends to, but not including, the Payment Date on such Preferred Shares that are accepted for purchase by us pursuant to the Tender Offer.

Market Information
There is no established trading market for the Preferred Shares.  The closing price of our Common Stock on the NYSE on April 28, 2010 was $9.27 per share.  Based on such closing price and the current conversion rate of 73.1904 shares of our Common Stock per Preferred Share (subject to adjustment in certain events), if any Holder converted its Preferred Share into our Common Stock on such date, such Holder would have received shares of our Common Stock with a market value of approximately $678.48.

If, on the Pricing Date, the Weighted Average Price of our Common Stock is $9.27, then Holders that have validly tendered Preferred Shares at or prior to the Expiration Time will be eligible to receive $947.81, plus Accrued Dividends, for each tendered Preferred Share, subject to proration.

The Preferred Shares are convertible at an initial conversion price, subject to adjustment, of approximately $13.66 per share (73.1904 shares of Common Stock per Preferred Share).
On or after October 15, 2010, we may cause Preferred Shares to be automatically converted into shares of our Common Stock at the then-prevailing conversion rate if the closing price of our Common Stock multiplied by the conversion rate then in effect equals or exceeds 130% of the liquidation preference for 20 trading days during any consecutive 30 trading day period. Upon the occurrence of a fundamental change, if the market value of our Common Stock on the effective date of such fundamental change multiplied by the conversion rate then in effect is less than the liquidation preference of the Preferred Shares, holders of the Preferred Shares have a one-time option to convert all of their outstanding Preferred Shares at an adjusted conversion rate equal to the lesser of: (1) the liquidation preference of the Preferred Shares divided by the market value of our Common Stock as of the effective date of the fundamental change, and (2) 146.3808. In lieu of issuing shares of our Common Stock, we may, at our option, make a cash payment equal to the aggregate market value of shares of such Common Stock.

Holders are urged to contact their brokers with respect to current information regarding the Preferred Shares. See “Market and Trading Information.”

Expiration Time	The Tender Offer will expire at midnight, New York City time, on May 26, 2010, unless extended or earlier terminated by us. See “Terms of the Tender Offer.”

Purpose of the Tender Offer
The purpose of the Tender Offer is to reduce the number of Preferred Shares outstanding and to reduce the amount of non-tax deductible cash dividend payments we are obligated to make in the future and to eliminate potential dilutive effect on our Common Stock upon conversion of Preferred Stock into shares of our Common Stock.

Conditions to the Tender Offer
Our obligation to accept for purchase, and pay for, Preferred Shares validly tendered pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the Offer Conditions, including the condition that the Weighted Average Price is not less than $5.25.  See “Conditions to the Tender Offer.” The Tender Offer is not conditioned on any minimum number of Preferred Shares being tendered.

Acceptance for Purchase and Payment for Preferred Shares
Pursuant to the terms and conditions of the Tender Offer and upon satisfaction or waiver of the conditions thereto, we will accept for purchase and pay for Preferred Shares validly tendered at or prior to the Expiration Time, subject to proration.

Holders that validly tender their Preferred Shares at or prior to the Expiration Time will be eligible to receive payment of the Purchase Price, plus Accrued Dividends, if such Preferred Shares are accepted for purchase (the date of such acceptance, the “Acceptance Date,” and the date of such payment, the “Payment Date”).  The Payment Date is expected to be promptly following the Expiration Time, assuming all conditions to the Tender Offer have been satisfied or waived.  See “Acceptance for Purchase and Payment for Preferred Shares.”

Withdrawal of Tenders
Tenders of Preferred Shares may be validly withdrawn at any time at or prior to the Expiration Time by following the procedures described under “Withdrawal of Tenders.” Tendered Preferred Shares may not be withdrawn subsequent to the Expiration Time, provided, however, that tenders of Preferred Shares may be validly withdrawn if the Tender Offer is terminated without any Preferred Shares being purchased thereunder.  Any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer; however, withdrawn Preferred Shares may be re-tendered by again following one of the appropriate procedures described herein at any time at or prior to the Expiration Time. See “Withdrawal of Tenders.”

Source of Funds	We will use available cash on hand up to the Maximum Payment Amount to satisfy any amounts required to purchase the Preferred Shares on the Payment Date.

Certain United States Federal Income Tax Consequences	For a summary of certain United States federal income tax consequences of the Tender Offer, see “Certain United States Federal Income Tax Consequences.”

Certain Significant Considerations	For a discussion of certain significant factors Holders should consider in deciding whether to participate in the Tender Offer, see “Certain Significant Considerations.”

The Dealer Managers
Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are serving as the Dealer Managers for the Tender Offer.  The address and telephone numbers of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. appear on the back cover of this Offer to Purchase.

The Information Agent and Depositary
Global Bondholder Services Corporation is serving as the Information Agent and Depositary for the Tender Offer.  The address and telephone numbers of the Information Agent and Depositary appear on the back cover of this Offer to Purchase.

Assistance; Further Information; Additional Documentation
Any questions or requests for assistance concerning the Tender Offer may be directed to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.  Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent and Depositary at its address and telephone numbers set forth on the back cover of this Offer to Purchase.  Beneficial owners may also contact their custodians for assistance concerning the Tender Offer.

Additional copies of the documents incorporated by reference herein may be obtained as described under “Available Information and Incorporation of Documents by Reference.”

TERMS OF THE TENDER OFFER

We hereby offer to purchase for cash up to 370,000 shares of our outstanding Preferred Shares at the Purchase Price, upon the terms and subject to the conditions set forth in this Offer to Purchase, including proration provisions.  Assuming we accept for purchase the full 370,000 Preferred Shares for which we are tendering and that we pay the maximum Purchase Price, we will expend a maximum of $400,000,000 (inclusive of Accrued Dividends) in the Tender Offer. As of April 28, 2010, 525,000 Preferred Shares were outstanding.

The Purchase Price for each Preferred Share validly tendered will be calculated promptly after the close of trading on the NYSE on the Pricing Date, as the sum of 54.893 multiplied by the Weighted Average Price, plus $438.95, per Preferred Share, subject to a minimum Purchase Price of $768.31 and a maximum Purchase Price of $1,070.22 per Preferred Share. If trading is suspended on a scheduled trading day between the Pricing Date and the date of the Expiration Time, we will extend the Expiration Time accordingly.  If the Purchase Price has been calculated on the scheduled Pricing Date and the date of the Expiration Time is extended by more than three business days, the Purchase Price shall be recalculated based on a new Pricing Date that is two trading days prior to the extended Expiration Date.  Holders that validly tender their Preferred Shares at or prior to the Expiration Time will be eligible to receive payment of the Purchase Price for each Preferred Share accepted for purchase by us, subject to proration in the event that the Tender Offer is oversubscribed.

For purposes of the Purchase Price calculation, “Weighted Average Price” means the arithmetic average of the daily volume-weighted average prices of our Common Stock, beginning on May 18, 2010 and ending on the Pricing Date.  The daily volume-weighted average price shall equal the per share dollar volume-weighted average price for our Common Stock during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE) as reported by Bloomberg Financial Services through its “Volume at Price” (IPG <Equity> VAP<Go>) functions (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).  The Weighted Average Price and the variable cash component of the Purchase Price will be rounded to the nearest whole cent.

In addition to the Purchase Price, Holders that validly tender their Preferred Shares at or prior to the Expiration Time will also be paid accrued and unpaid dividends to, but not including, the Payment Date on such Preferred Shares that are accepted for purchase by us. Accrued Dividends will be calculated (based upon the number of days elapsed during the period from the last dividend payment to, but not including, the Payment Date) on the basis of a 360-day year consisting of twelve 30-day months.

Upon the terms and subject to the conditions of the Tender Offer (including, if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, payment of the Purchase Price for all Preferred Shares validly tendered at or prior to the Expiration Time and that are accepted for purchase by us pursuant to the Tender Offer will occur on the Payment Date, which is expected to be promptly following the Expiration Time, assuming all conditions to the Tender Offer have been satisfied or waived. This date is expected to be May 27, 2010 if the Expiration Time is not extended and if proration is not necessary. Payment for any such Preferred Shares will be made in immediately available (same-day) funds.  Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders of Preferred Shares validly tendered and accepted for purchase in the Tender Offer.

Holders that desire to tender their Preferred Shares pursuant to the Tender Offer and receive the Purchase Price for such tendered Preferred Shares must validly tender and not validly withdraw such Preferred Shares at or prior to the Expiration Time.  The Expiration Time for the Tender Offer will be midnight, New York City time, on May 26, 2010, unless extended or earlier terminated by us.

All Preferred Shares validly tendered in accordance with the procedures set forth under “Procedures for Tendering Preferred Shares” and not validly withdrawn in accordance with the procedures set forth under “Withdrawal of Tenders,” at or prior to the Expiration Time will, upon the terms and subject to the conditions hereof, including satisfaction or waiver of the Offer Conditions, be accepted for purchase by us, subject to proration in the event that the Tender Offer is oversubscribed.  Therefore, if the Tender Offer is oversubscribed, all of the Preferred Shares that a Holder validly tenders in the Tender Offer may not be accepted for purchase even if they are not validly withdrawn prior to the Expiration Time.

Acceptance of tendered Preferred Shares for purchase may be subject to proration in the event that the Tender Offer is oversubscribed.  In the event that the number of Preferred Shares validly tendered by the Expiration Time is greater than 370,000 Preferred Shares, we will, upon the terms and subject to the conditions of the Tender Offer, purchase Preferred Shares on a pro rata basis.

If proration of tendered Preferred Shares is necessary, we will determine the proration factor promptly following the Expiration Time, with appropriate adjustments to avoid purchase of fractional shares. Proration for each Holder tendering Preferred Shares will be based on the ratio of the number of Preferred Shares tendered by the Holder to the total number of Preferred Shares tendered by all Holders. We expect to announce the final result of the proration, if any, and to make payment for all Preferred Shares accepted for purchase within two business days after the Expiration Time. The preliminary results of any proration will be announced by press release through Business Wire or Dow Jones News Service promptly after the Expiration Time. After the Expiration Time, Holders may obtain preliminary proration information from the Information Agent and Depositary.

Our obligation to accept for purchase, and pay for, Preferred Shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the Offer Conditions.  Subject to applicable law and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right, at or prior to the Expiration Time, (i) assuming the conditions to the Tender Offer are not satisfied or waived, to terminate the Tender Offer and not accept for purchase any Preferred Shares not theretofore accepted for purchase, (ii) to waive any and all of the conditions to the Tender Offer, (iii) to extend the Expiration Time or (iv) to amend the terms of the Tender Offer.  See “Conditions to the Tender Offer.” The rights reserved by us in this paragraph are in addition to our rights to terminate the Tender Offer as described under “Conditions to the Tender Offer.”

If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, we will publicly announce such changes or information or disseminate additional offering materials and extend the Tender Offer to the extent required by law.  If the consideration to be paid in the Tender Offer is increased or decreased, the Maximum Payment Amount or the number of Preferred Shares subject to the Tender Offer is increased or decreased or the pricing formula, minimum Purchase Price or maximum Purchase Price is changed, if required by applicable law, the Tender Offer will remain open at least ten business days from the date we first give notice to Holders of Preferred Shares, by public announcement or otherwise, of such change, increase or decrease.  In addition, we may, if we deem appropriate, extend the Tender Offer for any other reason.

Any termination, extension or amendment of the Tender Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Tender Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.  Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through Business Wire or Dow Jones News Service.

Sample Calculations of the Purchase Price.  For purposes of illustration, the table below indicates the total Purchase Price (and fixed and variable components thereof) that would be payable on the basis of the formula described above with respect to each Preferred Share, assuming a range of Weighted Average Prices as indicated in the left hand column. The actual Weighted Average Price may be higher or lower than the assumed Weighted Average Prices below. The actual Purchase Price will be subject to the minimum and maximum Purchase Prices described above.

Assumed Weighted Average Price	Variable Component of Purchase Price	Fixed Component of Purchase Price	Total Purchase Price
$6.00	$329.36	$438.95	$768.31
$6.50	$356.80	$438.95	$795.75
$7.00	$384.25	$438.95	$823.20
$7.50	$411.70	$438.95	$850.65
$8.00	$439.14	$438.95	$878.09
$8.50	$466.59	$438.95	$905.54
$9.00	$494.04	$438.95	$932.99
$9.50	$521.48	$438.95	$960.43
$10.00	$548.93	$438.95	$987.88
$10.50	$576.38	$438.95	$1,105.33
$11.00	$603.82	$438.95	$1,042.77
$11.50	$631.27	$438.95	$1,070.22

We will pay Accrued Dividends in addition to the Purchase Price shown above in respect of each Preferred Share that is validly tendered and accepted for purchase by us, subject to proration.

Holders of Preferred Shares may obtain information on the daily volume weighted prices and closing prices with respect to our Common Stock throughout the Tender Offer by calling the Information Agent and Depositary or the Dealer Managers for the Tender Offer, at their respective telephone numbers set forth on the back cover of this Offer to Purchase.  In addition, throughout the Tender Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/Interpublic and from the Information Agent and Depositary or the Dealer Managers at their respective telephone numbers set forth on the back cover of this Offer to Purchase.  We will issue a press release announcing the Purchase Price through Business Wire or Dow Jones News Service no later than 9:00 a.m., New York City time, on the business day following the Pricing Date.  The Purchase Price will also be available at http://www.gbsc-usa.com/Interpublic no later than 9:00 a.m., New York City time, on the business day following the Pricing Date.

Retirement of Preferred Shares.  Any Preferred Shares not tendered or tendered but not accepted for purchase because such Preferred Shares were not validly tendered or as a result of proration will remain outstanding upon completion of the Tender Offer.  All Preferred Shares validly tendered and accepted for purchase by us in the Tender Offer will be retired and such shares retired will return to the status of authorized but unissued shares of preferred stock of the Company.

Accounting Treatment of Repurchases of the Preferred Shares in the Tender Offer.  Any Preferred Shares validly tendered and accepted for purchase by us in the Tender Offer will be accounted for in accordance with FASB Accounting Standards Codification Subtopic, Earnings Per Share, 260-10-S55-S99-2.

Upon consummation of the Tender Offer, the liquidation preference of the Preferred Shares purchased in the Offer will be removed from stockholders’ equity, and the difference between the Purchase Price and the liquidation preference will be recorded as an adjustment to the Company’s retained earnings. The difference between the liquidation preference, less the allocable portion of the original issuance costs, and the sum of the Purchase Price and Accrued Dividends will result in an adjustment to the Company’s earnings (loss) per share calculation as an adjustment to net income (loss) available to common shareholders.

Ownership of Preferred Shares.  None of the Company or, to the knowledge of the Company, any of the executive officers or directors of the Company or any associate or majority owned subsidiary of the Company or, to the knowledge of the Company, any of the executive officers or directors of the Company, beneficially owns or has a right to acquire any of the Preferred Shares.  None of the Company or, to the knowledge of the Company, any of the persons or entities referred to in the preceding sentence or any of their executive officers, directors or subsidiaries has effected any transaction in the Preferred Shares during the past 60 days.  To the knowledge of the Company, we will not acquire any Preferred Shares from any of our directors, officers or affiliates pursuant to the Tender Offer.

PURPOSE OF THE TENDER OFFER

The purpose of the Tender Offer is to reduce the number of Preferred Shares outstanding and to reduce the amount of non-tax deductible cash dividend payments we are obligated make in the future and to eliminate potential dilutive effect on our Common Stock upon conversion of Preferred Stock into shares of our Common Stock.  We expect to use available cash on hand to purchase Preferred Shares validly tendered pursuant to the Tender Offer and accepted for purchase by us.  We will not be required to accept for purchase, or pay for, Preferred Shares validly tendered pursuant to the Tender Offer if the conditions to the Tender Offer are not satisfied or waived.  See “Certain Significant Considerations.”

NONE OF THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT AND DEPOSITARY MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR PREFERRED SHARES PURSUANT TO THE TENDER OFFER.  EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS PREFERRED SHARES AND, IF TENDERING, THE NUMBER OF PREFERRED SHARES TO TENDER.  HOLDERS ARE URGED TO REVIEW CAREFULLY ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THE OFFER DOCUMENTS.

Whether or not the Tender Offer is consummated, from time to time after the tenth business day following the Expiration Time, or after termination or withdrawal of the Tender Offer, we or our affiliates may acquire any Preferred Shares that are not tendered pursuant to the Tender Offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we or our affiliates may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration.  There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.  See “Certain Significant Considerations—Repurchases of the Preferred Shares.”

SOURCE AND AMOUNT OF FUNDS

We will use available cash on hand to satisfy any amounts required to pay the Purchase Price, together with Accrued Dividends, for the Preferred Shares on the Payment Date and anticipated fees and expenses in connection with the Tender Offer. Assuming we accept for purchase the full 370,000 Preferred Shares for which we are tendering and that we pay the maximum Purchase Price, we will expend a maximum of $400,000,000 (inclusive of Accrued Dividends) in the Tender Offer.

THE COMPANY

The Interpublic Group of Companies, Inc. is one of the world’s premier global advertising and marketing services companies.   Our agencies create marketing programs for clients in every major world market.  These companies deliver services across the full spectrum of marketing disciplines and specialties, including advertising, direct marketing, media buying and planning, public relations, events marketing, internet and search engine marketing, social media marketing and mobile marketing.

The work we produce for our clients is specific to their unique needs. Our solutions vary from project-based activity involving one agency and its client to long-term, fully integrated campaigns created by a group of our companies working together on behalf of a client.  With offices in over 100 countries, we can operate in a single region or align work globally across all major world markets.

Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, UM and Weber Shandwick. Leading domestic brands include Campbell-Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe & Partners Company; Hill Holliday; ID Media; Mullen; The Martin Agency and R/GA.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036.  Our telephone number is (212) 704-1200. Our website is http://www.interpublic.com. Information contained in our website is not incorporated by reference into and does not constitute part of this Offer to Purchase.

CERTAIN SIGNIFICANT CONSIDERATIONS

The following considerations, in addition to the other information included or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, should be carefully considered by each Holder before deciding whether to participate in the Tender Offer.

Limited Trading Market.  There is no established trading market for the Preferred Shares. Quotations for securities that are not widely traded, such as the Preferred Shares, may differ from actual trading prices and should be viewed as approximations.  Holders are urged to contact their brokers with respect to current information regarding the Preferred Shares. To the extent that Preferred Shares are tendered and accepted for purchase in the Tender Offer, any existing trading market for the remaining Preferred Shares may become more limited.  An equity security with a smaller number of outstanding shares available for trading (a smaller “float”) may command a lower price than would a comparable equity security with a greater float.  The reduced float may also make the trading price of the Preferred Shares that are not tendered and accepted for purchase more volatile.  Consequently, the liquidity, market value and price volatility of Preferred Shares that remain outstanding may be adversely affected to the extent that the float of the Preferred Shares is reduced as a result of the Tender Offer.  Holders of unpurchased Preferred Shares may attempt to obtain quotations for the Preferred Shares from their brokers; however, there can be no assurance that any trading market will exist for the Preferred Shares following consummation of the Tender Offer and no assurance can be made as to the prices at which the Preferred Shares may trade after the Tender Offer.  The extent of the public market for the Preferred Shares following consummation of the Tender Offer will depend upon the number of Holders remaining at such time, the interest in maintaining a market in such Preferred Shares on the part of securities firms and other factors.

Repurchases of the Preferred Shares.  Whether or not the Tender Offer is consummated, from time to time after the tenth business day following the Expiration Time, or after termination or withdrawal of the Tender Offer, we or our affiliates may acquire any Preferred Shares that are not tendered pursuant to the Tender Offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we or our affiliates may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration.  There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

Valuation Risk.  The consideration offered to purchase the Preferred Shares pursuant to the Tender Offer does not reflect any independent valuation of the Preferred Shares and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Tender Offer.  We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered for the Preferred Shares pursuant to the Tender Offer.  If you tender your Preferred Shares, you may or may not receive more or as much value than if you choose to keep them.

Tax Matters.  See “Certain United States Federal Income Tax Consequences” for a discussion of certain U.S.  federal income tax consequences of the Tender Offer.

For additional significant considerations related to the Company that a Holder should carefully consider before deciding whether to participate in the Tender Offer, see the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

ACCEPTANCE FOR PURCHASE AND PAYMENT FOR PREFERRED SHARES

Upon the terms and subject to the conditions of the Tender Offer (including if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will accept for purchase, and pay for, all Preferred Shares validly tendered pursuant to the Tender Offer at or prior to the Expiration Time.  Payment of the Purchase Price, together with Accrued Dividends, for Preferred Shares validly tendered and accepted for Purchase will be made on the Payment Date.  The Depositary will act as agent for tendering Holders for the purpose of receiving payment from us or directing us as to where payment should be made and transmitting or arranging for the transmission of such payment to tendering Holders.  Payment will be deemed to have been made by us upon the transfer by us of the Purchase Price, plus Accrued Dividends, to the Depositary or in accordance with its instruction.  Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders of Preferred Shares validly tendered and accepted for purchase in the Tender Offer.

For Preferred Shares that have been validly tendered at or prior to the Expiration Time and that are accepted for purchase, payment of the Purchase Price and Accrued Dividends will occur on the Payment Date, which is expected to be promptly following the Expiration Time, assuming that all conditions to the Tender Offer have been satisfied or waived.

We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for purchase of or payment for Preferred Shares in order to comply, in whole or in part, with any applicable law.  See “Conditions to the Tender Offer.” In all cases, assuming the satisfaction or waiver of all conditions to the Tender Offer, payment by the Depositary to Holders of the Purchase Price will be made only after timely receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at DTC pursuant to the procedures set forth under “Procedures for Tendering Preferred Shares,” (ii) a properly transmitted Agent’s Message and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Tender Offer, validly tendered Preferred Shares (or defectively tendered Preferred Shares for which we have waived such defect) will be deemed to have been accepted for purchase by us if, as and when we give oral or written notice thereof to the Depositary.

In the event that the Tender Offer is oversubscribed, we expect to announce the final result of the proration and to make payment for all Preferred Shares accepted for purchase within two business days after the Expiration Time.

If any tendered Preferred Shares are not purchased pursuant to the Tender Offer for any reason, including due to proration, such Preferred Shares will be credited to the account maintained at DTC from which such Preferred Shares were delivered, promptly following the Expiration Time or termination of the Tender Offer.

We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase Preferred Shares tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve us of our obligations under the Tender Offer or prejudice the rights of tendering Holders to receive the Purchase Price pursuant to the Tender Offer.

PROCEDURES FOR TENDERING PREFERRED SHARES

Holders will not be eligible to receive the Purchase Price for tendered Preferred Shares unless they validly tender their Preferred Shares pursuant to the Tender Offer at or prior to the Expiration Time, subject to proration in the event the Tender Offer is oversubscribed.

Delivery of Preferred Shares through DTC and any acceptance of an Agent’s Message transmitted through ATOP is at the risk of the person tendering Preferred Shares and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary.  We have not provided guaranteed delivery provisions in connection with the Tender Offer.

Tender of Preferred Shares.  The tender by a Holder of Preferred Shares (and subsequent acceptance of such tender by us) will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal.

Tender of Preferred Shares Held Through a Custodian.  Any beneficial owner whose Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and that wishes to tender Preferred Shares should contact its nominee promptly and instruct such nominee to tender Preferred Shares on such beneficial owner’s behalf.

Tender of Preferred Shares Held Through DTC.  To tender Preferred Shares that are held through DTC, DTC participants may electronically transmit their acceptance through ATOP (and thereby tender Preferred Shares), for which the transaction will be eligible.  Upon receipt of such participant’s acceptance through ATOP, DTC will confirm the acceptance and send an Agent’s Message to the Depositary for its acceptance.  Delivery of tendered Preferred Shares must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

Unless the Preferred Shares being tendered are deposited with the Depositary at or prior to the Expiration Time (accompanied by a properly transmitted Agent’s Message), we may, at our option, treat such tender as defective for purposes of the right to receive the Purchase Price.  Payment for the Preferred Shares will be made only against deposit of the tendered Preferred Shares.

Book-Entry Delivery Procedures.  The Depositary will establish accounts with respect to the Preferred Shares at DTC for purposes of the Tender Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of Preferred Shares by causing DTC to transfer such Preferred Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer.  However, although delivery of Preferred Shares may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message must, in any case, be transmitted to, and received by, the Depositary at or prior to the Expiration Time in connection with the tender of such Preferred Shares.  Delivery of documents to DTC does not constitute delivery to the Depositary.  The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC that is tendering the Preferred Shares that are the subject of such Book-Entry Confirmation, that such participants have received the Offer Documents and agree to be bound by the terms of the Tender Offer as set forth in the Offer Documents and that we may enforce such agreement against such participants.

Notwithstanding any other provision hereof, payment of the Purchase Price for Preferred Shares tendered and accepted for purchase pursuant to the Tender Offer will, in all cases, be made only after receipt by the Depositary of Book-Entry Confirmation of the transfer of such Preferred Shares into the Depositary’s account at DTC as described above, and a properly transmitted Agent’s Message.

Backup U.S. Federal Income Tax Withholding.  To prevent backup U.S. federal income tax withholding, a tendering Holder of Preferred Shares must (i) provide the Depositary with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or (ii) otherwise establish a basis for exemption from backup withholding.  See “Certain United States Federal Income Tax Consequences.”

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Preferred Shares pursuant to any of the procedures described above will be determined by us in our sole discretion, which determination will be final and binding.  We expressly reserve the right, in our sole discretion, subject to applicable law, to reject any or all tenders of any Preferred Shares determined by us not to be in proper form or if the acceptance for purchase of, or payment for, such Preferred Shares may, in the opinion of our counsel, be unlawful.  We also reserve the right, subject to applicable law, to waive or amend any of the conditions to the Tender Offer or to waive, in our sole discretion, any defect or irregularity in any tender of Preferred Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  A waiver of any defect or irregularity with respect to the tender of Preferred Shares by a Holder will not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Preferred Shares.  Our interpretation of the terms and conditions of the Tender Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.  None of the Company, the Dealer Managers, the Information Agent and Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.  If we waive our right to reject a defective tender of Preferred Shares, the Holder will be eligible to receive payment of the Purchase Price for such tendered Preferred Shares.

No alternative, conditional or contingent tenders of Preferred Shares will be accepted.  A tendering Holder, by electronically transmitting its acceptance through DTC’s ATOP, waives all rights to receive notice of acceptance of such Holder’s Preferred Shares for purchase.

WITHDRAWAL OF TENDERS

Tenders of Preferred Shares may be validly withdrawn at any time at or prior to the Expiration Time.  Tendered Preferred Shares may not be withdrawn subsequent to the Expiration Time, provided, however, that tenders of Preferred Shares may be validly withdrawn if the Tender Offer is terminated without any Preferred Shares being purchased thereunder.  In the event of a termination of the Tender Offer, the Preferred Shares tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders.

If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, we will publicly announce such changes or information or disseminate additional offering materials and extend the Tender Offer to the extent required by law.  If the Tender Offer is amended at or prior to the Expiration Time in a material manner, we will promptly disclose such amendment and, if necessary, extend the Tender Offer for a period deemed by us to be adequate and in compliance with applicable law to permit Holders to withdraw their Preferred Shares.  If the consideration to be paid in the Tender Offer is increased or decreased, the Maximum Payment Amount or the number of Preferred Shares subject to the Tender Offer is increased or decreased or the pricing formula, minimum Purchase Price or maximum Purchase Price is changed, if required by applicable law, the Tender Offer will remain open at least ten business days from the date we first give notice to Holders of such Preferred Shares, by public announcement or otherwise, of such change, increase or decrease.  In addition, we may, if we deem appropriate, extend the Tender Offer for any other reason.

Any termination, extension or amendment of the Tender Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Tender Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.  Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through Business Wire or Dow Jones News Service.

For a withdrawal of tendered Preferred Shares to be valid, a written or facsimile transmission notice of withdrawal must be received by the Depositary at or prior to the Expiration Time, by mail, fax or hand delivery at its address or facsimile number set forth on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP.  Any such notice of withdrawal must (i) specify the name of the person who tendered the Preferred Shares to be withdrawn, (ii) contain the description of the Preferred Shares to be withdrawn and the aggregate liquidation preference represented by such Preferred Shares and (iii) unless transmitted through ATOP, be signed by the Holder of such Preferred Shares in the same manner as the original signature on the Agent’s Message by which such Preferred Shares were tendered, or be accompanied by (a) documents of transfer sufficient to have the applicable transfer agent for the Preferred Shares register the transfer of the Preferred Shares into the name of the person withdrawing such Preferred Shares and (b) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder.  If the Preferred Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary of written or facsimile notice of such withdrawal even if physical release of such Preferred Shares is not yet effected, provided such notice is received at or prior to the Expiration Time.

Any permitted withdrawal of Preferred Shares may not be rescinded.  Any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer, provided, however, that withdrawn Preferred Shares may be re-tendered by again following one of the appropriate procedures described herein at any time at or prior to the Expiration Time.

If we extend the Tender Offer or are delayed in our acceptance for purchase of Preferred Shares or are unable to purchase Preferred Shares pursuant to the Tender Offer for any reason, then, without prejudice to our rights hereunder and subject to applicable law (including Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), tendered Preferred Shares may be retained by the Depositary on our behalf and may not be withdrawn, except as otherwise provided in this section.

In addition, tendered Preferred Shares that have not been accepted for purchase may be withdrawn at any time after June 24, 2010 (40 business days after the commencement of the Tender Offer).

Any beneficial owner of Preferred Shares desiring to withdraw previously tendered Preferred Shares after 5:00 p.m., New York City time, on the date of the Expiration Time should make arrangements with such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to fax a notice of withdrawal to the Depositary at its facsimile number set forth on the back cover of this Offer to Purchase on behalf of such beneficial owner at or prior to the Expiration Time.

All determinations as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be made by us, in our sole discretion, which determination will be final and binding.  None of the Company, the Dealer Managers, the Information Agent and Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

CONDITIONS TO THE TENDER OFFER

Notwithstanding any other provisions of the Tender Offer (or any extensions or amendments thereof) and in addition to (and not in limitation of) our right to extend or amend the Tender Offer at any time, we will not be required to accept for purchase or pay for any Preferred Shares tendered and may terminate the Tender Offer at any time and may, subject to Rule 14e-1 under the Exchange Act, postpone the acceptance of Preferred Shares tendered pursuant to the Tender Offer or delay the payment for Preferred Shares accepted for purchase, if, immediately prior to such time as any Preferred Shares are accepted for purchase pursuant to the Tender Offer, the Offer Conditions have not been satisfied.

The “Offer Conditions” mean the following:

•
any statute, rule, regulation, judgment, order, stay, decree, executive order or injunction is promulgated, proposed, entered, enforced, enacted, issued or deemed applicable to the Tender Offer by any domestic or foreign federal or state governmental authority or court, or regulatory or administrative agency or instrumentality, or any third person, which (i) would reasonably be expected to prohibit, or make illegal the acceptance for purchase, payment for or purchase of some or all of the Preferred Shares or the consummation of the Tender Offer, (ii) would reasonably be expected to result in a delay in or restrict our ability or render us unable to accept for purchase, pay for or purchase some or all of the Preferred Shares, (iii) would reasonably be expected to impose or confirm material limitations on the scope, validity or effectiveness of our ability to acquire or hold or to exercise full rights of ownership of the Preferred Shares, or (iv) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of us and our subsidiaries, taken as a whole;

•
(i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, or any setting of minimum purchase prices for trading on such markets, or any suspension of trading of any securities of us or of one of our affiliates on any exchange or in the over-the-counter market, (ii) any banking moratorium or suspension of payments declared by U.S. federal or New York authorities, (iii) any major disruption of settlements of securities or clearance services in the United States, (iv) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by the U.S. Congress or any other national or international calamity or emergency if, in our sole judgment, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with the Tender Offer, (v) any significant adverse change in the trading prices of the Company’s Common Stock on the New York Stock Exchange, or the Preferred Shares or on the Company’s debt securities listed below (the “Debt Securities”) on the over-the-counter markets, (vi) a material impairment in the trading market for equity securities that could, in our reasonable judgment, affect the Tender Offer, (vii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on (or other event that, in our reasonable judgment, might affect) the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

•
any threatened or pending action, proceeding or counterclaim brought by any domestic or foreign federal or state governmental, regulatory or administrative agency or authority, court, legislative body, commission or third party (i) challenging the acquisition by us of the Preferred Shares or otherwise seeking to restrain or prohibit the consummation of the Tender Offer or otherwise seeking to obtain any damages as a result thereof, (ii) otherwise materially adversely affecting our ability to successfully complete the Tender Offer or (iii) that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of us and our subsidiaries, taken as a whole;

•
neither the Company’s transfer agent nor any third party has objected in any respect to, or taken action or failed to take action that could, in our reasonable judgment, adversely affect the consummation of, the Tender Offer or has taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Tender Offer or the acceptance of, or payment for, the Preferred Shares;

•
there has not occurred, or is likely to occur, any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls that, in our reasonable judgment, would be likely to impair materially the contemplated benefits of the Tender Offer to us;

•
any event or circumstance affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of us or our subsidiaries or affiliates that, in our reasonable judgment, would or might (i) prohibit, prevent, restrict or delay the consummation of the Tender Offer, (ii) make it impractical or inadvisable to proceed with the Tender Offer or (iii) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of us and our subsidiaries, taken as a whole; or

•	the Weighted Average Price is not less than $5.25.

The relevant Debt Securities for purposes of the condition in the second bullet point listed above are as follows:

Series of Debt Securities:
Floating Rate Notes due 2010
7.25% Senior Unsecured Notes due 2011
6.25% Senior Unsecured Notes due 2014
10.00% Senior Unsecured Notes due 2017
4.75% Convertible Senior Notes due 2023
4.25% Convertible Senior Notes due 2023

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived with respect to the Tender Offer at any time at or prior to the Expiration Time by us, in whole or in part.  The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time up to the Expiration Time.  Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

The Tender Offer is not conditioned on any minimum number of Preferred Shares being tendered.

Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Tender Offer.  We will give Holders proper notice of such amendments as may be required by applicable law.

MARKET AND TRADING INFORMATION

As of April 28, 2010, 525,000 Preferred Shares were outstanding.  There is no established trading market for the Preferred Shares. Quotations for securities that are not widely traded, such as the Preferred Shares, may differ from actual trading prices and should be viewed as approximations.  To the extent that the Preferred Shares are traded, prices of the Preferred Shares may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.  Holders are urged to obtain current information with respect to the market prices for the Preferred Shares.

Our Common Stock trades on the NYSE under the symbol “IPG.” The following table sets forth on a per share basis the high and low intra-day prices on the NYSE, based upon published financial sources for our Common Stock.

	High	Low
Fiscal Year ended December 31, 2008
Quarter ended March 31, 2008	$9.03	$7.22
Quarter ended June 30, 2008	10.47	7.77
Quarter ended September 30, 2008	9.69	7.09
Quarter ended December 31, 2008	7.78	2.57
Fiscal Year ended December 31, 2009
Quarter ended March 31, 2009	$4.55	$3.08
Quarter ended June 30, 2009	6.41	4.05
Quarter ended September 30, 2009	7.77	4.57
Quarter ended December 31, 2009	7.62	5.71
Fiscal Year ending December 31, 2010
Quarter ended March 31, 2010	$8.87	$6.21
Quarter ended June 30, 2010 (through April 28, 2010)	$9.93	$8.30

No dividend has been paid on our common stock since the fourth quarter of 2002. Our future dividend policy will be determined on a quarter-by-quarter basis and will depend on earnings, financial condition, capital requirements and other factors. Our future dividend policy may also be influenced by the terms of our credit facility and certain of our outstanding securities. Our credit facility places certain limitations on the amount of common stock dividends that we may pay in any year. The terms of our outstanding series of preferred stock limit our ability to pay dividends on our common stock unless all accumulated and unpaid dividends have been or are contemporaneously declared and paid or provision for the payment thereof has been made.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

All discussions of U.S. federal tax considerations in this document have been written to support the marketing of the Tender Offer.  Such discussions were not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding U.S. federal tax penalties.  Holders should consult their own tax advisers in determining the tax consequences to them of exchanging the Preferred Shares, including the application to their particular situation of the U.S. federal tax considerations discussed below, as well as the application of state, local, foreign, or other tax laws.

The following discussion is a summary of certain U.S. federal income tax consequences to our shareholders of an exchange of Preferred Shares for cash pursuant to the Tender Offer.  The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change.  The discussion does not deal with special classes of Holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, partnerships and the partners therein, persons holding Preferred Shares as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar, or persons that acquired their Preferred Shares through the exercise of employee stock options or otherwise as compensation.  This discussion assumes that the Preferred Shares are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.   In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction.  Accordingly, each Holder should consult its own tax advisor with regard to the Tender Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, or (3) any other person subject to U.S. net income tax.  A “Non-U.S. Holder” means a beneficial owner of shares that is not a U. S. Holder.

U.S. Federal Income Tax Treatment of U.S. Holders

A sale of Preferred Shares for cash pursuant to the Tender Offer will be a taxable transaction for U. S. federal income tax purposes.  A U.S. Holder who participates in the Tender Offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Preferred Shares or as receiving a distribution from us with respect to our stock.  If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such paying agent may be required to report the transaction as resulting in a distribution.  In such event, a U.S. Holder that believes that sale or exchange treatment is proper should consult with its own tax advisor about how to report the transaction on its tax return.

Sale or Exchange Treatment.  Under Section 302 of the Code, a sale of Preferred Shares for cash by a U.S. Holder pursuant to the Tender Offer will be treated as a “sale or exchange” of Preferred Shares for U. S. federal income tax purposes, rather than as a distribution with respect to the Preferred Shares held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code,

•	is “substantially disproportionate” with respect to the U.S. Holder under Section 302(b)(2) of the Code, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code.

A sale of Preferred Shares by a U.S. Holder pursuant to the Tender Offer will result in a “complete termination” if, after the sale, either (1) the U.S. Holder no longer owns any of our outstanding preferred or common shares (either actually or constructively) or (2) the U.S. Holder no longer actually owns any of our outstanding preferred or ordinary shares and meets certain other requirements for avoiding the application of constructive ownership rules under the Code.  U.S. Holders wishing to satisfy the “complete termination” test through this second means should consult their own tax advisors.

A distribution to a U.S. Holder will be “substantially disproportionate” if the percentage of the outstanding voting shares of stock of the Company actually and constructively owned by the U.S. Holder immediately following the exchange of shares for cash pursuant to the Tender Offer (treating all shares acquired by us pursuant to the Tender Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately before the exchange (treating as outstanding all shares purchased in the Tender Offer from all shareholders).  For the purpose of applying the “substantially disproportionate” test, shares convertible into voting common shares at the option of the Holder, such as the Preferred Shares, will be counted as equal to the amount of voting common shares into which they are convertible.

A sale of Preferred Shares by a U.S. Holder pursuant to the Tender Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in our shares.  Whether a holder of Preferred Shares meets this test will depend on the holder of Preferred Shares’ particular facts and circumstances, as well as the relative percentage of Preferred Shares tendered by such holder and each of the other holders of Preferred Shares.  The IRS has indicated that even a small reduction in the percentage interest (by vote and value) of a shareholder whose relative interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.”  U.S. Holders should consult their own tax advisers as to the application of this test to their particular circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules.  Generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or ordinary shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above are satisfied.  A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Preferred Shares to the Company pursuant to this Tender Offer.

U.S. Holders should be aware that, because proration may occur in the Tender Offer, even if all the Preferred Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Tender Offer, fewer than all of these shares may be purchased by us. Proration may therefore affect whether the sale of Preferred Shares by a U.S. Holder pursuant to the Tender Offer will be treated as a “sale or exchange.”

If a U.S. Holder satisfies any of the three Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the Preferred Shares tendered.  Generally, a U.S. Holder’s tax basis for the Preferred Shares will be equal to the cost of the Preferred Shares to the U.S. Holder, less any prior distributions treated as a return of capital.  Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Preferred Shares exceeds one year as of the date of the sale pursuant to the Tender Offer.  Certain limitations apply to the deductibility of capital losses by U.S. Holders.  Gain or loss must be determined separately for each block of tendered Preferred Shares (i.e., Preferred Shares acquired by the U.S. Holder at the same cost in a single transaction).

Distribution Treatment.  If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Preferred Shares pursuant to the Tender Offer will not be treated as a sale or exchange under Section 302.  Instead, the entire amount of cash received by such U.S. Holder pursuant to the Tender Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares.  The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received (as determined on a block-by-block basis), and any remainder will be treated as capital gain.  Any such capital gain will be long-term capital gain if the U.S. Holder has held the Preferred Shares for more than one year as of the date of sale pursuant to the Tender Offer.

Any payment treated as a dividend will generally constitute “qualified dividend income” for non-corporate U.S. Holders provided certain holding period requirements are met.  A dividend received by a corporate U. S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code.  Corporate Holders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Preferred Shares.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Preferred Shares exchanged.  Such tax basis will be added to the remaining shares owned by the U.S. Holder; provided that where the remaining shares owned consist of more than one class (e.g. common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Preferred Shares may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Tender Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by the Non-U.S. Holder), or (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Distribution Treatment; Potential Withholding Tax. If the Non-U.S. Holder does not satisfy any of the tests under Section 302 explained above, the full amount received by the Non-U.S. Holder with respect to the sale of Preferred Shares to us pursuant to the Tender Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's Preferred Shares.  To the extent that a distribution constitutes a dividend within the principles described above for U.S. Holders, that distribution would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, if an income tax treaty applies, the Non-U.S. Holder does not maintain a U.S. permanent establishment).

In some cases, payments made to Non-U.S. Holders with respect to the Tender Offer may not be subject to U.S. withholding tax if the Non-U.S. Holder certifies that it is not a U.S. person and that it met the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test in respect of the Tender Offer, although receipt of the full payment may be delayed until the certification is provided.  Non-U.S. Holders tendering shares held through a broker or other nominee should consult such broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND ANY RELEVANT REFUND PROCEDURE.

Information Reporting and Backup Withholding

U.S. Holders. Payments made to tendering U.S. Holders may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 28%.  Certain U.S. Holders, including corporations, are exempt from these information reporting and backup withholding tax rules.  To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return an IRS Form W-9, certifying that such Holder is a U.S. person, that the taxpayer identification number (“TIN”) provided is correct, and that such Holder is not subject to backup withholding.  The amount of any backup withholding from a Tender Offer will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders. In order for a Non-U.S. Holder to qualify as exempt from backup withholding, that Non-U.S. Holder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that Non-U.S. Holder’s exempt status.

Consequences to Non-Tendering Holders

A Holder whose Preferred Shares are not purchased pursuant to the Tender Offer will not incur any U.S. federal income tax liability as a result of consummation of the Tender Offer.

THE DEALER MANAGERS, THE INFORMATION AGENT AND THE DEPOSITARY

Morgan Stanley & Co. Incorporated and Citigroup Global Markets have been engaged to act as Dealer Managers in connection with the Tender Offer.  In such capacity, the Dealer Managers may contact Holders regarding the Tender Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase, the Letter of Transmittal and related materials to beneficial owners of Preferred Shares.

Citigroup Global Markets Inc. is among the joint lead arrangers and joint book managers under our credit facility, and the Dealer Managers or their respective affiliates are agents and/or lenders under our credit facility.  In addition, the Dealer Managers and their respective affiliates have provided, are currently providing and may provide in the future, financial, advisory, investment banking and general banking services to us and our affiliates, for which they have received and will receive customary fees and commissions.  From time to time in the future, the Dealer Managers may provide additional services to us and our affiliates.

At any given time, the Dealer Managers may trade the Preferred Shares or any of our other securities for their own account or for the accounts of their customers and, accordingly, may hold a long or short position in the Preferred Shares or any such other securities.  The Dealer Managers are not obligated to make a market for the Preferred Shares.  In addition, the Dealer Managers may tender Preferred Shares in the Tender Offer.

Any Holder that has questions concerning the terms of the Tender Offer may contact the Dealer Managers at their respective address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has been appointed Information Agent for the Tender Offer.  Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.  Holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offer.

Global Bondholder Services Corporation has been appointed as Depositary for the Tender Offer.  Letters of Transmittal and all correspondence in connection with the Tender Offer should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address and telephone numbers set forth on the back cover of this Offer to Purchase.  Any Holder or beneficial owner that has questions concerning the procedures for tendering Preferred Shares or whose Preferred Shares have been mutilated, lost, stolen or destroyed should contact the Depositary at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates or the Preferred Shares contained or referred to in this Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

FEES AND EXPENSES

We have agreed to pay the Dealer Managers a customary fee for their services in connection with the Tender Offer.  In addition, we have agreed to reimburse the Dealer Managers for their reasonable and documented out-of-pocket expenses for their services as Dealer Managers in connection with the Tender Offer.  We have also agreed to indemnify the Dealer Managers and their respective affiliates against certain liabilities under federal or state law, including liabilities under the federal securities laws, or otherwise caused by, relating to or arising out of the Tender Offer.

We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable and documented out-of-pocket expenses in connection with the Tender Offer.  We have also agreed to indemnify the Information Agent for certain liabilities relating to or arising out of the Tender Offer.  We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection with the Tender Offer.  We have also agreed to indemnify the Depositary for certain liabilities relating to or arising out of the Tender Offer.

We will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related materials to the beneficial owners of Preferred Shares and in handling or forwarding tenders of Preferred Shares by their customers.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Tender Offer is not in compliance with applicable law.  If we become aware of any jurisdiction in which the making of the Tender Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law or seek to have such laws declared inapplicable to the Tender Offer.  If, after such good faith effort, we cannot comply with any such law, the Tender Offer will not be made to (nor will tenders of Preferred Shares be accepted from or on behalf of) the Holders residing in such jurisdiction.  In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on our behalf by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the Tender Offer.  The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Available Information and Incorporation of Documents by Reference.”

We are responsible for the information contained and incorporated by reference in this Offer to Purchase.  We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

The Depositary for the Tender Offer is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: 65 Broadway – Suite 404 New York, New York 10006 Attn: Corporate Actions	By Facsimile Transmission: (212) 430-3775 (for eligible institutions only) To confirm receipt of facsimile by telephone: (212) 430-3774

Any questions or requests for assistance or additional copies of this Offer to Purchase may be directed to the Information Agent at the telephone numbers and address set forth below.  A Holder of Preferred Shares may also contact the Dealer Managers at their respective telephone numbers set forth below or such Holder’s broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Tender Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774 (collect)
or
All others call Toll Free: (866) 807-2200

The Dealer Managers for the Tender Offer are:

Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036 Collect: (212) 761-8663 Toll-Free: (800) 624-1808 Attention: Liability Management Group	Citigroup Global Markets Inc. 390 Greenwich Street. 4th Floor New York, New York 10013 Collect: (212) 723-6106 Collect: (212) 723-7367 Toll-Free: (800) 558-3745 Attention: Liability Management Group